Exhibit (j)(2)

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Post-Effective Amendment No. 126 to the Registration Statement No. 811-00649 on Form N-1A of Fidelity Puritan Trust, of our report dated September 13, 2004 appearing in the Annual Report to Shareholders of Fidelity Value Discovery Fund for the year ended July 31, 2004.

We also consent to the references to us under the headings "Financial Highlights" in the Prospectus and "Independent Registered Public Accounting Firm" in the Statement of Additional Information, which are a part of such Registration Statement.

/s/Deloitte & Touche LLP

Deloitte & Touche LLP
Boston, Massachusetts
September 27, 2004